August 1, 2006

Chris Reidy

Dear Chris:

I have outlined below the terms of our agreement with respect to your taking the position of Vice President/Chief Financial Officer of ADP. We anticipate your start date will be not later than Monday, October 2, 2006.

Base Salary:	$500,000/paid monthly

Target Bonus @ 80%:	$400,000

Time Based Restricted	26,000 shares
Stock:	(vesting 13,000 shares in FY ‘07 and 13,000 shares in FY ‘08)

2-Year Performance

Based Restricted Stock:	13,000 shares @ Target. First expected payout on these shares in 8/08, with 6 month vesting schedule. This is a 2-year rolling/renewal program based on ADP 2-year EPS CAGR.

Initial Stock Option Grant:	75,000 options grant with six year ratable vesting – zero in year one. Grant to be made on October 2, 2006.

Follow-on Stock Option

Grants:	20,000/year in January of each year. The first of these grants would be in January 2008.

ARP @ Target (FY’07-FY’08):	60% of Base Salary ($300,000)

Separation Pay:

In the event you are non-voluntarily terminated from ADP within the first three years of your employment, you will receive two years of base salary, bonus and restricted stock. After your third year of employment, your separation pay will be the equivalent of one year of base salary, bonus and restricted stock.

Change of Control:	The same as all other Officers

ADP SORP:	Participation in SORP Program

Other Corporate

Officer Programs:	Participation in all other Corporate Officer programs (e.g., executive auto, matching gift program ($20K/year), executive physicals, executive retiree medical, deferred compensation)

If you are in agreement with the terms stipulated above, please sign a copy of this document and return an original to me in the enclosed envelope, as well as fax to me at 973-974-3450. All of us who have met you look forward to working with you.

Sincerely yours,

/s/ Gary Butler
Gary Butler

Agreed to:

/s/      Chris Reidy

Chris Reidy